[Letterhead of Kramer Levin Naftalis & Frankel LLP]

                                 April 29, 1999

Stralem Fund
405 Park Avenue
New York, New York 10022

                  Re:      Stralem Fund
                           ------------

Gentlemen:

         We have acted as counsel to Stralem Fund, a Delaware business trust (the "Trust"), in connection with certain matters relating to the creation of the Trust (and any series thereunder) and the issuance of Shares of beneficial interest therein. Capitalized terms used herein and not otherwise herein defined are used as defined in the Trust Instrument of the Trust dated as of January 27, 1999 (the "Governing Instrument").

         In rendering this opinion, we have examined copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "Recording Office") on January 27, 1999 (the "Certificate"); the Bylaws of the Trust dated January 27, 1999 (the "Bylaws"); a Certificate signed by the Secretary of the Trust, dated April 28, 1999, stating that certain resolutions concerning the Trust were unanimously adopted by the Trustees of the Trust at their February 3, 1999 meeting (such Certificate, together with the Governing Instrument and the Bylaws, the "Governing Documents") and were still in effect as of April 28, 1999; Post-Effective Amendment No. 41 to the Registration Statement under the Securities Act of 1933 on Form N-1A of Stralem Fund, Inc., a Delaware corporation (the "Corporation"), pursuant to which the Trust adopted such Registration Statement, as filed with the Securities and Exchange Commission on April 29, 1999; the Agreement and Plan of Reorganization, Liquidation and Distribution dated as of April 26, 1999 between the Trust and



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Kramer Levin Naftalis & Frankel LLP
Stralem Fund
April 29, 1999
Page 2

the Corporation; and a certification of good standing of the Trust obtained as of a recent date from the Recording Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

         Based on and subject to the foregoing, it is our opinion that:

         1. The Trust is a duly formed and validly existing business trust in good standing under the laws of the State of Delaware.

         2. The Shares of Stralem Fund, a series of the Trust, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will constitute legally issued, fully paid and non-assessable Shares of beneficial interest in the Stralem Fund series of the Trust.

         We are members of the Bar of the State of New York and do not hold ourselves out as experts on, or express any opinion as to, the law of any other state or jurisdiction other than the laws of the State of New York and applicable federal laws of the United States. As to matters involving Delaware law, with your permission, we have relied solely upon an opinion of Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the Trust, a copy of which is attached hereto as Exhibit A, concerning the organization of the Trust and the authorization and issuance of the Shares, and our opinion is subject to the qualifications and limitations set forth therein, which are incorporated herein by reference as though fully set forth herein.

         This opinion is solely for your benefit and is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to any governmental agency or other person without the written consent of this firm. This opinion letter is rendered as of the date hereof, and we specifically disclaim any responsibility to update or supplement this letter to reflect any events or state of facts which may hereafter come to our attention or any changes in statutes or regulations or any court decisions which may hereafter occur.

                                   Sincerely,


                                   /s/ Kramer Levin Naftalis & Frankel LLP